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                                                                   Exhibit 10.15

                          SUCCESS FEE PAYMENT AGREEMENT

     This Success Fee Payment Agreement (the "Agreement"), dated as of May 23, 2002, is entered into by and between RBX Corporation, a Delaware corporation (the "Company"), and Eugene I. Davis (the "Executive"), a resident of Livingston, New Jersey.

                                    RECITALS

     WHEREAS on August 27, 2001, the Company consummated the financial reorganization contemplated by that certain Second Amended Joint Plan of Reorganization of RBX Group, Inc. and its Subsidiaries, dated May 11, 2001 (the "Plan of Reorganization");

     WHEREAS, commencing on January 2, 2001 and continuing through August 27, 2001, the Executive served as the Chief Restructuring Officer of the Company, in connection with which the Executive managed the Company consistent with the responsibilities of a chief executive officer;

     WHEREAS, following the consummation of the financial reorganization contemplated by the Plan of Reorganization, the Executive was appointed to the position of Chief Executive Officer of the Company, a position that the Executive currently holds;

     WHEREAS, the Company wishes to reward the Executive for successfully managing the Company through the financial reorganization contemplated by the Plan of Reorganization and to induce the Executive to continue his employment with the Company, all upon the terms and conditions more fully set forth herein;

     NOW, THEREFORE, in consideration of the foregoing recitals, in accordance with the terms and subject to the conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto acknowledge, the Company and the Executive agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following meanings:


          (a) "Board of Directors" means the board of directors of the Company, as the composition thereof may vary from time to time.

          (b) "Common Stock" means the common stock, $.001 par value, of the Company.

          (c) "Consideration" means cash, cash equivalents, or other property or assets, notes, stock, assumption of debt and other securities, or the like.

          (d) "Exit Agreement" means one or more binding and definitive agreements entered into on or after the date hereof that results in Consideration received or to be received, directly or indirectly, by the Company or the holders of its Common Stock and their successors and assigns in any form on or before the Termination Date.

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          (e) "Fully Diluted Common Stock Outstanding" shall be defined as the total number of shares of Common Stock outstanding plus the total number of shares of Common Stock that would be issued upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock, including, but not limited to, all issued and outstanding warrants, rights or options to purchase shares of Common Stock.

          (f) "Stock Options" means the first series of incentive stock options that shall be issued by the Company to its employees under its 2001 Stock Option Plan, as authorized by the Board of Directors or any properly appointed committee thereof.

          (g) "Success Fee Payment Trigger Date" means the closing date of a Transaction.

          (h) "Target Amount" means an amount equal to (i) the initial exercise price per share of Common Stock that shall be payable upon the exercise of the Stock Options multiplied by (ii) one million (1,000,000).

          (i) "Termination Date" means the one-year anniversary date of the termination of the Executive's employment with the Company.

          (j) "Total Consideration" means an amount equal to the aggregate Consideration received or to be received, directly or indirectly, by the Company or the holders of its Common Stock and their successors and assigns in any form pursuant to a Transaction. The Total Consideration shall be cumulated for each separate Transaction. If more than fifty percent (50%) of the outstanding Common Stock on a fully diluted basis of the Company is sold or exchanged in any Transaction, the Total Consideration for that Transaction shall equal (i) the aggregate Consideration received or to be received, directly or indirectly, per share of the Company's Common Stock in that Transaction multiplied by the Company's Fully Diluted Common Stock Outstanding, and (ii) any Consideration received or to be received, directly or indirectly, in that Transaction by the Company. The value of any non-cash Consideration received by the Company in connection with a Transaction shall be determined by the Board of Directors in good faith.

          (k) "Transaction" means one or a series of related transactions as set forth in one or more Exit Agreements.

     2. Success Fee Payment. On the Success Fee Payment Trigger Date, the Company shall pay the Executive a fee (the "Success Fee") equal to 1% of the amount, if any, by which the Total Consideration shall exceed the Target Amount; provided, however, that in no event shall the Executive be entitled to receive any such Success Fee if the Success Fee Payment Trigger Date shall be subsequent to the Termination Date.

     3. Representation by Counsel. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.

     4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally

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agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal court of competent jurisdiction in the U.S. District Court for the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto hereby irrevocably accepts and submits to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.

     5. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives; provided, however, that neither the Company nor the Executive may assign this Agreement or any of their respective rights, duties or obligations hereunder without the prior written consent of the other party hereto.

     6. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation thereof.

     IN WITNESS WHEREOF, each of the parties has executed a copy of this Agreement as of the day first above written.


                                       RBX CORPORATION


                                       By: /s/ Timothy J. Bernlohr
                                           -----------------------
                                           Timothy J. Bernlohr
                                           Chief Operating Officer

                                           /s/ Eugene I. Davis
                                           -------------------
                                           Eugene I. Davis

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